UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASHFORD HOSPITALITY PRIME, INC.
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ASHFORD HOSPITALITY PRIME
SUPPLEMENTAL INVESTOR QUESTIONS & ANSWERS
MAY 19, 2016

Question: What is Sessa’s plan for Ashford Prime should it take control?

Answer: Sessa has admitted they have no plans or strategies for the Company and that Sessa has not even discussed plans or strategies for the Company. Mr. Petry and his Proposed Nominees testified in the pending litigation, without exception, that they had neither formulated nor even discussed plans or strategies for the Company that they seek to control.  Mr. Petry and the Proposed Nominees further claimed that they had no proposals to enhance value or to improve the allegedly inadequate governance they claim afflicts Ashford Prime. (Ashford Prime SEC Filing, DEFA14A, filed May 6, 2016, p. 1)

Quotes from Sessa in regards to their plans for Ashford Prime:

Question to John Petry (Managing Member of Sessa Capital): “And other than replacing certain board members with your slate, you have no specific plans as to how to change the direction the company is going to the better?”
Answer from Petry: “Well, when -- we do not -- I would not. And any board, if elected, would make such -- would come to such determinations at such time.”
Ashford Hospitality Prime, Inc. v. Sessa Cap. (Master), L.P., Case No. 16-cv-00713-N (N.D. Tex.), Doc. No. 72, App. 97, Ex. 3.

Question to (Sessa board nominee) Chris Wheeler: “Do you remember what [Petry’s] plans, strategies or objectives were?”
Answer from Wheeler: “Well, there weren't any specific plans or strategies. The objective was to maximize his shareholder return over time and to hopefully address what he considered to be some corporate governance issues.”
Ashford Hospitality Prime, Inc. v. Sessa Cap. (Master), L.P., Case No. 16-cv-00713-N (N.D. Tex.), Doc. No. 75-1, App. 842-43, Ex. 31.

Question to (Sessa board nominee) Philip Livingston: “Do you -- have you, sir, ever taken a position about what option of a strategic plan Ashford Prime's board should take?”
Answer from Livingston: “No. ”
Q. “Are you aware of whether Sessa, on behalf of the proposed nominees, has ever taken such a position?”
A. “I'm not aware.”
Q. “Have you ever had any discussion with any of the other Sessa nominees with respect to whether a sale of Ashford Prime is the preferred alternative under their strategic review?”
A: “No.”
Q. “Have you ever had a discussion with any of the other Ashford nominees -- any of the other Sessa nominees, excuse me, concerning whether the sale of some of Ashford Prime's assets should be accomplished?”
A: “No.”
Ashford Hospitality Prime, Inc. v. Sessa Cap. (Master), L.P., Case No. 16-cv-00713-N (N.D. Tex.), Doc. No. 75-1, App. 851-52, Ex. 32.

Question:  What is “key money” and how is it utilized? What is the impact of key money to Ashford Prime?

Answer:  “Key money” is a financing option used frequently in the hotel business.  Typically key money is a one-time, up-front payment from a hotel brand to a hotel owner in order to secure the branding rights of the asset. It is a payment used as an inducement to enter into a long term contract.  In regards to Ashford Prime, key money is provided by Ashford Inc. to reduce the amount of capital that Ashford Prime needs to purchase a hotel, as an inducement for Ashford Prime to purchase said hotel, which would increase the asset management fees paid to Ashford, Inc.  This reduction in the amount of capital that Ashford Prime needs can materially improve equity returns to Ashford Prime stockholders.

Question: When was the key money agreement put in place and has it been used yet?

Answer:  The opportunity to receive key money was negotiated in the third amendment to the advisory agreement signed in June 2015. The amendment was negotiated by the lead directors of each platform and approved by the independent directors. Ashford Prime received $2 million in key money from Ashford Inc. to facilitate the acquisition of the Bardessono Hotel & Spa in Napa Valley.

Question: Can you give a theoretical example of the financial impact of key money to an investment?

Answer:  In this example, $2 million of key money materially improves the equity returns from 10% to 15% on a $20 million asset acquisition*

Note: Green highlights denote the differences between the two scenarios
*This simplified example does not take into account all of the various circumstances/variables/fees that Ashford Prime might have in an actual transaction.

Question:  How has Ashford Prime performed in total returns when compared to its named peers* over the past year?

Answer:
Source: Bloomberg
Note:  Total return analysis assumes reinvestment of dividends.
*Named peers are disclosed in our proxy for relative performance rankings in regards to compensation.

Question: Will you provide the data used to calculate those returns?

Answer:
Source: Bloomberg
Note:  Total return analysis assumes reinvestment of dividends.
*Named peers are disclosed in our proxy for relative performance rankings in regards to compensation.

Question: What were the primary benefits for Ashford Prime in regards to the third amendment to the advisory agreement?

Answer:
●	Key money availability to facilitate acquisitions

●	Reduced base management fees to 60 bps on assets above $6 billion and 50 bps on assets above $10 billion

●	New right to terminate advisory contract for no fee upon change of control at Ashford Inc.

●	Reduced initial contract term from 20 years to 10 years

●	The incentive fee amount is to be reduced proportionally based upon the number of days the Agreement is in effect in the calendar year upon a termination

●	Provided clarity to the definition of net earnings used in the agreement

●	Expansion of definition of Advisor change of control

●	Clarification that no termination fee is due upon termination of the contract if:

−	Advisor provides written notice of termination 180 days before end of term

−	Uncured default by Advisor

−	Insolvency of the Advisor

−	Felony conviction of the Advisor

−	Wrongful acts by the Advisor

−	Advisor change of control

●	Advisor to provide a Chief Operating Officer and Chief Strategy Officer

Question: Why did Ashford Prime initially agree to the termination fee when it was spun out of Ashford Trust?

Answer:  The advisory agreement, with its termination fee, has been in place since before the spin-off from Ashford Trust.  An important point to remember is that investors in Ashford Trust at the time were on both sides of the transaction meaning that at the time of the spin-off they owned shares in the Advisor (Ashford Trust) and received shares of the Advisee (Ashford Prime) so they should have been indifferent to the calculation methodology of the change of control termination fee.

Question:  Why did Ashford Prime invest $50 million in the investment fund?

Answer: The investment of $50 million in the investment fund was a way for Ashford Prime to invest some of its excess corporate cash until it was needed.  It's important to note that Ashford Prime paid no fees on this investment.  At the conclusion of the strategic review, the independent directors of the Ashford Prime Board decided to redeem the investment and use it to repurchase common stock.  The investment has been redeemed, and Ashford Prime no longer has any investment in the investment fund.

Question:  Who initiated the litigation, Sessa or Ashford Prime?

Answer:  The first lawsuit was filed by Sessa on February 3, 2016, in Maryland, as disclosed on page 15 of Sessa’s definitive proxy statement, dated February 26, 2016 and on page 7 of Ashford Prime’s definitive proxy statement, dated April 25, 2016.  Both proxy statements disclose, that on February 3, 2016, Sessa Capital filed suit against the Ashford Prime, Ashford Prime’s directors, Ashford Inc. and Ashford Hospitality Advisors LLC.

Question: Can you provide a chronology of the litigation?

Answer:  The chronology of the litigation can be found within the Ashford Prime definitive proxy, filed on April 25, 2016, in the “Background to the Solicitation” section on pages 6 through 9.  Additional chronological information can be found in AHP’s most recent 10-Q filing dated May 10, 2016 on page 22.

The links to the two SEC filed documents noted above:
http://www.sec.gov/Archives/edgar/data/1574085/000104746916012526/a2228404zdefc14a.htm
http://www.sec.gov/Archives/edgar/data/1574085/000157408516000168/ahp2016q110-q.htm

Question:  Has the existing Ashford Prime board demonstrated the ability to negotiate concessions from Ashford Inc.?

Answer:  The current board of Ashford Prime has already received indications from Ashford Inc. that they are willing to negotiate, if needed, certain change of control triggers with regards to selling the four assets associated with Ashford Prime’s strategic alternatives plan.  A board of directors with Sessa proposed nominees on it will likely cause a reversal of the positive indication we have received.  In addition, the current board of Ashford Prime has successfully negotiated numerous concessions and clarifications from Ashford Inc. in their discussions concerning the advisory agreement.

Ashford Prime has retained Cadwalader Wickersham & Taft LLP as legal counsel. Moelis &
Company LLC is acting as financial advisor to Ashford Prime in connection with Sessa’s proxy contest.
Forward-Looking Statements
Certain statements and assumptions in this filing contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise; our ability to deploy capital and raise additional capital at reasonable costs to repay debts, invest in our properties and fund future acquisitions; unanticipated increases in financing and other costs, including a rise in interest rates; the degree and nature of our competition; actual and potential conflicts of interest with Ashford Hospitality Trust, Inc., Ashford Hospitality Advisors, LLC (“Ashford LLC”), Ashford Inc., Remington Lodging & Hospitality, LLC, our executive officers and our non-independent directors; our ability to implement and execute on planned initiatives announced in connection with the conclusion of our independent directors’ strategic review process; changes in personnel of Ashford LLC or the lack of availability of qualified personnel; changes in governmental regulations, accounting rules, tax rates and similar matters; legislative and regulatory changes, including changes to the Internal Revenue Code and related rules, regulations and interpretations governing the taxation of real estate investment trusts (“REITs”); and limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, and from time to time, in our other filings with the Securities and Exchange Commission (“SEC”).
The forward-looking statements included in this filing are only made as of the date of this filing. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
Ashford Hospitality Prime, Inc. (“Ashford Prime”), its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Ashford Prime’s stockholders in connection with its 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s definitive proxy statement, filed with the SEC on April 25, 2016. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ashford Prime’s 2016 Annual Meeting.
Ashford Prime has filed a definitive proxy statement in connection with the 2016 Annual Meeting. ASHFORD PRIME STOCKHOLDERS ARE STRONGLY URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GOLD PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY ASHFORD PRIME WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and an accompanying GOLD proxy card are, along with other relevant documents, available at no charge on the SEC’s website at www.sec.gov. Copies of these documents will also be available free of charge from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.
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